Phillips 66 Reports Second-Quarter Earnings of $550 Million (Adjusted Earnings of $569 Million)

Exhibit 99.1

Phillips 66 Reports Second-Quarter Earnings of $550 Million
or $1.06 Per Share
Adjusted earnings of $569 million or $1.09 per share

Highlights

•	Refining utilization averaged 98 percent following major first-quarter turnarounds

•	CPChem achieved 98 percent Olefins and Polyolefins utilization in Chemicals

•	Realized strong margins and volumes in Marketing and Specialties

•	Generated $1.9 billion in cash from operations

•	Increased quarterly dividend by 11 percent to 70 cents per common share

•	Returned $741 million to shareholders through dividends and share repurchases

•	CPChem reached mechanical completion of its two U.S. Gulf Coast polyethylene units

HOUSTON, August 1, 2017 - Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces second-quarter 2017 earnings of $550 million, compared with $535 million in the first quarter of 2017. Excluding special items, adjusted earnings were $569 million, compared with first-quarter adjusted earnings of $294 million.

"We delivered good operating performance, generated strong cash flow and made significant progress in several growth initiatives during the quarter," said Greg Garland, chairman and CEO of Phillips 66. "The Bakken Pipeline and new storage capacity at the Beaumont Terminal were placed into service, and CPChem reached mechanical completion of two polyethylene units as part of its U.S. Gulf Coast Petrochemicals Project. Additionally, the Billings Refinery completed an advantaged crude project to enhance returns. The completion of these projects improves our future earnings and cash generation capability."

"In the quarter, we raised our dividend by 11 percent and increased share repurchases, returning $741 million to shareholders. In our first five years as a company, we have increased the dividend at a 30 percent compound annual growth rate and have repurchased or exchanged 131 million shares, representing more than 20 percent of our initial shares outstanding."

Phillips 66 Reports Second-Quarter Earnings of $550 Million (Adjusted Earnings of $569 Million)

Midstream

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q2 2017	Q1 2017	Q2 2017	Q1 2017
Transportation	$74	78	74	78
NGL	9	17	14	17
DCP Midstream	13	17	13	17
Midstream net income	96	112	101	112
Less: Noncontrolling interests*	37	35	37	35
Midstream earnings	$59	77	64	77
*Included in Transportation and NGL businesses.

Midstream's second-quarter earnings were $59 million, compared with $77 million in the first quarter of 2017. Midstream earnings in the second quarter of 2017 included a $5 million charge for pension settlement expense.

Transportation net income for the second quarter of 2017 was $74 million, down $4 million from first-quarter net income of $78 million. This decrease was primarily due to seasonally higher maintenance costs, partially offset by improved volumes.

NGL second-quarter adjusted net income of $14 million was $3 million lower than first-quarter adjusted net income of $17 million, mainly reflecting turnaround impacts at equity-owned fractionators and seasonally lower propane sales. These items were partially offset by improved results at the Sweeny Hub.

The company’s equity investment in DCP Midstream generated net income of $13 million in the second quarter, compared with $17 million in the prior quarter. This decrease reflects lower commodity prices as well as increased operating and maintenance costs, partially offset by a gain on the sale of a non-core gathering system.

Chemicals

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q2 2017	Q1 2017	Q2 2017	Q1 2017
Olefins and Polyolefins (O&P)	$179	161	179	161
Specialties, Aromatics and Styrenics (SA&S)	21	25	21	45
Other	(4)	(5)	(4)	(5)
Chemicals	$196	181	196	201

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals' second-quarter earnings were $196 million, compared with $181 million in the first quarter of 2017. Chemicals' earnings in the first quarter of 2017 included a charge of $20 million related to an impairment of a CPChem joint venture.

CPChem's O&P business contributed $179 million of earnings to Chemicals' second-quarter results. The $18 million increase from the prior quarter was primarily due to improved margins and higher volumes. Global O&P utilization was 98 percent, up from 89 percent in the first quarter.

Phillips 66 Reports Second-Quarter Earnings of $550 Million (Adjusted Earnings of $569 Million)

CPChem's SA&S business contributed $21 million of adjusted earnings in the second quarter, a decrease of $24 million from the prior quarter. The decrease primarily reflects lower equity earnings as a result of lower margins and unplanned downtime, as well as a $10 million gain recorded in the first quarter on the sale of CPChem's K-Resin® SBC business.

Refining

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q2 2017	Q1 2017	Q2 2017	Q1 2017
Refining	$224	259	233	(2)

Refining's second-quarter earnings were $224 million, compared with $259 million in the first quarter of 2017. Second-quarter earnings included pension settlement expense of $22 million, partially offset by an insurance claim reimbursement of $13 million. Refining's earnings in the first quarter of 2017 included a $261 million gain resulting from the consolidation of the MSLP petroleum coking venture following the resolution of an ownership dispute.

Refining's adjusted earnings were $233 million in the second quarter. The $235 million improvement from the prior quarter was largely driven by higher volumes and lower costs due to reduced turnaround activity. Realized margins for the quarter were $8.44 per barrel, compared with $8.55 per barrel in the first quarter. Phillips 66’s worldwide crude utilization rate was 98 percent, up from 84 percent in the prior quarter. Pre-tax turnaround costs for the second quarter were $154 million, compared with first-quarter costs of $299 million. Clean product yield was 85 percent in the second quarter, unchanged from the first quarter.

Marketing and Specialties

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q2 2017	Q1 2017	Q2 2017	Q1 2017
Marketing and Other	$181	124	185	124
Specialties	33	17	33	17
Marketing and Specialties	$214	141	218	141

Marketing and Specialties (M&S) second-quarter earnings were $214 million, compared with $141 million in the first quarter of 2017. M&S's second-quarter earnings included a charge of $4 million for pension settlement expense.

Adjusted earnings for Marketing and Other were $185 million in the second quarter, an increase of $61 million. The increase was largely due to higher realized margins and volumes, reflecting seasonal demand. Refined product exports in the second quarter were 179,000 barrels per day (BPD), up from 144,000 BPD in the prior quarter.

Phillips 66’s Specialties businesses generated earnings of $33 million during the second quarter. The $16 million increase from the prior quarter was mainly due to higher equity earnings from the Excel Paralubes joint venture, driven by improved base oil margins.

Phillips 66 Reports Second-Quarter Earnings of $550 Million (Adjusted Earnings of $569 Million)

Corporate and Other

	Millions of Dollars
	Earnings		Adjusted Earnings
	Q2 2017	Q1 2017	Q2 2017	Q1 2017
Corporate and Other	$(143)	(123)	(142)	(123)

Corporate and Other’s second-quarter net costs were higher than the prior quarter, mainly due to certain tax adjustments.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $1.9 billion in cash from operations during the second quarter, including $422 million of cash distributions from equity affiliates. Excluding working capital impacts, operating cash flow was $1.2 billion.

During the quarter, Phillips 66 funded $458 million of capital expenditures and investments, and distributed $360 million in dividends and $381 million in share repurchases. The company ended the quarter with 512 million shares outstanding.

As of June 30, 2017, cash and cash equivalents were $2.2 billion, and consolidated debt was $10.0 billion, including $2.3 billion at Phillips 66 Partners (PSXP). The company's consolidated debt-to-capital ratio and net-debt-to-capital ratio were 30 percent and 25 percent, respectively. Excluding PSXP, the debt-to-capital ratio was 26 percent and net-debt-to-capital ratio was 20 percent.

Strategic Update

Phillips 66 reached significant investment milestones during the second quarter as major capital projects were completed in Midstream, Chemicals and Refining.

In Midstream, Phillips 66 has a 25 percent interest in joint ventures that own the 520,000 BPD Dakota Access Pipeline and Energy Transfer Crude Oil Pipeline, collectively referred to as the Bakken Pipeline. Commercial operations started during the second quarter.

At the company's Beaumont Terminal, 1.2 million barrels of product storage was placed in service during the quarter. An additional 2.2 million barrels of crude storage is planned to be in service in the second half of 2018. Expansion of the terminal's export facilities, from a current capacity of 400,000 BPD to 600,000 BPD, is scheduled to be completed in the first quarter of 2018.

Phillips 66 Partners is advancing its organic growth program. Progress continues on the Bayou Bridge Pipeline segment from Lake Charles to St. James, Louisiana, with commercial operations expected to begin in the first quarter of 2018.

DCP Midstream is expanding the Sand Hills NGL Pipeline capacity from 280,000 BPD to 365,000 BPD, with an expected in-service date in the fourth quarter of 2017. In addition, DCP announced plans to further expand the line to approximately 450,000 BPD. Sand Hills is owned two-thirds by DCP and one-third by Phillips 66 Partners. DCP is also expanding its footprint in the DJ Basin with construction of the Mewbourn 3 gas processing plant, which is expected to start up in the fourth quarter of 2018.

Phillips 66 Reports Second-Quarter Earnings of $550 Million (Adjusted Earnings of $569 Million)

CPChem completed a major milestone of its U.S. Gulf Coast Petrochemicals Project as the two 1.1-billion-pound-per-year polyethylene derivative units reached mechanical completion in June. The ethane cracker is expected to be mechanically complete in the fourth quarter of 2017. This project will increase CPChem's global ethylene and polyethylene capacity by approximately one-third.

In Refining, the company increased its heavy crude processing capability at the Billings Refinery to 100 percent with the startup of a new vacuum distillation unit. At both the Bayway and Wood River refineries, the company is modernizing fluid catalytic cracking units to increase clean product yield. Both projects are expected to be complete in the first half of 2018. Phillips 66 is also implementing yield improvement efforts at several other refineries, including Ponca City, where a diesel recovery project is expected to be complete in the third quarter of 2017.

Phillips 66 Reports Second-Quarter Earnings of $550 Million (Adjusted Earnings of $569 Million)

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s second-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2017			2016
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$59	77	136	39	104
Chemicals	196	181	377	190	346
Refining	224	259	483	149	235
Marketing and Specialties	214	141	355	229	434
Corporate and Other	(143)	(123)	(266)	(111)	(238)
Phillips 66	$550	535	1,085	496	881

Adjusted Earnings
	Millions of Dollars
	2017			2016
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$64	77	141	39	79
Chemicals	196	201	397	190	346
Refining	233	(2)	231	152	238
Marketing and Specialties	218	141	359	229	434
Corporate and Other	(142)	(123)	(265)	(111)	(238)
Phillips 66	$569	294	863	499	859

Phillips 66 Reports Second-Quarter Earnings of $550 Million (Adjusted Earnings of $569 Million)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,600 employees committed to safety and operating excellence. Phillips 66 had $52 billion of assets as of June 30, 2017. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Jeff Dietert (investors)	Rosy Zuklic (investors)	C.W. Mallon (investors)
832-765-2297	832-765-2297	832-765-2297
jeff.dietert@p66.com	rosy.zuklic@p66.com	c.w.mallon@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, and adjusted net income. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods and with peer companies, by excluding items that don't reflect the core operating results of our businesses in the current period. This release also includes a debt-to-capital ratio excluding PSXP.  This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners.

References in the release to earnings refer to net income attributable to Phillips 66. References to adjusted earnings refer to earnings excluding special items, as detailed in the tables to this release.

Phillips 66 Reports Second-Quarter Earnings of $550 Million (Adjusted Earnings of $569 Million)

	Millions of Dollars
	Except as Indicated
	2017			2016
	Q2	Q1	Jun YTD	Q2	Jun YTD
Reconciliation of Earnings to Adjusted Earnings

Consolidated Earnings	$550	535	1,085	496	881
Pre-tax adjustments:
Pending claims and settlements	(24)	—	(24)	—	(45)
Pension settlement expense	55	—	55	—	—
Impairments by equity affiliates	—	33	33	—	6
Recognition of deferred logistics commitments	—	—	—	30	30
Gain on consolidation of business	—	(423)	(423)	—	—
Tax impact of adjustments*	(12)	149	137	(11)	3
Other tax impacts	—	—	—	(16)	(16)
Adjusted earnings	$569	294	863	499	859

Earnings per share of common stock (dollars)	$1.06	1.02	2.07	0.93	1.65
Adjusted earnings per share of common stock (dollars)†	$1.09	0.56	1.65	0.94	1.61

Midstream Earnings	$59	77	136	39	104
Pre-tax adjustments:
Pending claims and settlements	—	—	—	—	(45)
Impairments by equity affiliates	—	—	—	—	6
Pension settlement expense	8	—	8	—	—
Tax impact of adjustments*	(3)	—	(3)	—	14
Adjusted earnings	$64	77	141	39	79

Chemicals Earnings	$196	181	377	190	346
Pre-tax adjustments:
Impairments by equity affiliates	—	33	33	—	—
Tax impact of adjustments*	—	(13)	(13)	—	—
Adjusted earnings	$196	201	397	190	346

Refining Earnings	$224	259	483	149	235
Pre-tax adjustments:
Pending claims and settlements	(21)	—	(21)	—	—
Gain on consolidation of business	—	(423)	(423)	—	—
Recognition of deferred logistics commitments	—	—	—	30	30
Pension settlement expense	35	—	35	—	—
Tax impact of adjustments*	(5)	162	157	(11)	(11)
Other tax impacts	—	—	—	(16)	(16)
Adjusted earnings	$233	(2)	231	152	238

Marketing and Specialties Earnings	$214	141	355	229	434
Pre-tax adjustments:
Pension settlement expense	7	—	7	—	—
Tax impact of adjustments*	(3)	—	(3)	—	—
Adjusted earnings	$218	141	359	229	434

Phillips 66 Reports Second-Quarter Earnings of $550 Million (Adjusted Earnings of $569 Million)

	Millions of Dollars
	Except as Indicated
	2017			2016
	Q2	Q1	Jun YTD	Q2	Jun YTD
Reconciliation of Earnings to Adjusted Earnings (cont.)

Corporate and Other Earnings (loss)	$(143)	(123)	(266)	(111)	(238)
Pre-tax adjustments:
Pending claims and settlements	(3)	—	(3)	—	—
Pension settlement expense	5	—	5	—	—
Tax impact of adjustments*	(1)	—	(1)	—	—
Adjusted earnings (loss)	$(142)	(123)	(265)	(111)	(238)
*We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 38 percent. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

	Millions of Dollars
	Q2 2017
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$9,965	2,252	7,713
Total Equity	23,806	1,410	22,396
Debt-to-Capital Ratio	30%		26%

Total Cash	$2,161	1	2,160
Net-Debt-to-Capital Ratio	25%		20%
*PSXP's third-party debt and Phillips 66's noncontrolling interests attributable to PSXP.